Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Alison Ziegler, Cameron Associates (212) 554-5469

alison@cameronassoc.com www.usecology.com

US ECOLOGY ANNOUNCES APPOINTMENT OF KATINA DORTON TO ITS BOARD OF DIRECTORS

Boise, Idaho – August 20, 2014 – US Ecology, Inc. (NASDAQ: ECOL) (“Company”) announced today that Katina Dorton was appointed to the Company’s Board of Directors (“Board”), increasing the number of directors to seven. Dorton was also appointed to the Board’s Audit Committee.

Stephen Romano, Chairman, commented, “We are pleased to have Katina join our Board. Her board experience advising public and private companies in securities law, corporate governance, investment banking, investor relations, regulatory disclosure and accounting will be a valuable addition to our growing organization.”

Dorton brings more than 20 years of investment banking experience advising corporate clients and their Boards of Directors to US Ecology, Inc. She is currently a partner at Corise Co., a merchant and banking advisory firm, and she provides consulting services to public and private companies in the areas of M&A and strategic finance. Dorton previously served as Managing Director at Needham & Co., Managing Director-Investment Banking, at Morgan Stanley and as an attorney in private practice with Sullivan & Cromwell. Dorton holds a J.D. from the University of Virginia School of Law, an M.B.A. from George Washington University and a B.A. from Duke University.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance, and customer service, enables us to effectively meet the needs of our customers and to build long-lasting relationships. Headquartered in Boise, Idaho, with operations in the United States, Canada and Mexico, the Company has been protecting the environment since 1952. For more information visit www.usecology.com.